                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CAMPBELL SOUP COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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
                         [CAMPBELL SOUP COMPANY LOGO]
                                 CAMPBELL PLACE
                         CAMDEN, NEW JERSEY 08103-1799
                                  609-342-4800

                                                                 October 6, 1995

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                          THURSDAY, NOVEMBER 16, 1995
                            10:30 A.M., EASTERN TIME
 NEW VENUE           BLOCKBUSTER-SONY ENTERTAINMENT CENTRE
                          AT THE WATERFRONT (E-CENTRE)
                              1 HARBOUR BOULEVARD
                               CAMDEN, NEW JERSEY

Fellow Shareowner:

     I'm pleased to extend to you a cordial invitation to attend the 1995 Annual Meeting of Campbell Shareowners at a new location in the Company's hometown of Camden, to:

     1. Elect directors.

     2. Approve changes to the compensation of independent directors to:

          a) eliminate pensions and medical benefits; and

          b) sharply increase the at-risk portion of director compensation and align that compensation more tightly with total return to shareowners, utilizing shares of stock and stock options.

     3. Ratify the appointment of auditors.

     4. Act upon a shareowner proposal regarding stock options.

     5. Act upon a shareowner proposal regarding term limits for directors.

     6. Transact any other business properly brought before the meeting.

     Shareowners of record at the close of business on September 18, 1995, will be entitled to vote at the meeting. PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD IF YOU PLAN TO ATTEND THE MEETING; an admission card will then be mailed to you.

     Your vote is important. Whether you plan to attend or not, I urge you to SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will have that privilege.

     I look forward to seeing you at the meeting.

                                   Sincerely yours,


                                   /s/ DAVID W. JOHNSON
                                   ----------------------
                                       DAVID W. JOHNSON
                            Chairman, President and Chief Executive Officer


     NOTE: Again this year there will be a Shareowners' Help Desk in the lobby of the E-Centre to answer your questions and provide information regarding share transfer, dividend payments and the Dividend Reinvestment Plan.

                               TABLE OF CONTENTS

                                   PROXY STATEMENT                                       PAGE
-------------------------------------------------------------------------------------    ----
 -     Item 1 -- Election of Directors...............................................      1
       Security Ownership of Directors and Executive Officers........................      4
       Corporate Governance..........................................................      6
       Compensation of Executive Officers............................................      9
       --  Compensation and Organization Committee Report on Executive
           Compensation..............................................................      9
       --  Compensation Committee Interlocks and Insider Participation...............     12
       --  Summary Compensation Table................................................     13
       --  Option Grants in Fiscal 1995..............................................     14
       --  Aggregated Option Exercises in Fiscal 1995 and Fiscal Year-End Option
           Values....................................................................     14
       --  Return to Shareowners Performance Graph...................................     15
       --  Pension Plans.............................................................     16
       --  Termination Arrangements..................................................     16
       Board Committees and Meeting Attendance.......................................     18
 -     Item 2 -- Approval of Amendment of Campbell Soup Company 1994 Long-Term
       Incentive Plan Regarding Director Compensation................................     20
 -     Item 3 -- Ratification of Appointment of Auditors.............................     23
 -     Item 4 -- Shareowner Proposal Regarding Stock Options.........................     24
 -     Item 5 -- Shareowner Proposal Regarding Term Limits for Directors.............     25
       Submission of Shareowner Proposals............................................     26
       Security Ownership of Certain Beneficial Owners...............................     26
       Compliance with Section 16 of the Exchange Act................................     27
       Other Matters.................................................................     27
       Proxies and Voting at the Meeting.............................................     27
       Information About Attending the Meeting.......................................     28

------------------
 - Denotes items to be voted on at the meeting.

                                     ITEM 1

                             ELECTION OF DIRECTORS

          YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES

     The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company shall be fifteen. Robert
A. Beck and John T. Dorrance, III will retire effective November 16, 1995. The directors are to be elected to hold office until the next Annual Meeting of the Shareowners and until their successors are elected and shall have qualified. Directors are elected by a plurality of the votes cast. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named below.

     If a nominee becomes unable or unwilling to serve, proxies will be voted for election of such person as shall be designated by the Board of Directors; however, the management knows of no reason why any nominee should be unable or unwilling to serve.

     The following table sets forth certain information concerning the nominees at September 18, 1995:

                                 (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                 DIRECTOR
            NAME                     (2) OTHER BUSINESS AFFILIATIONS            AGE      SINCE
----------------------------------------------------------------------------    ---     --------
Alva A. App                  (1) Retired Senior Scientific Adviser to the       63        1986
                             United Nations Development Programme
                             (1987-1994). Previously a member of The
                             Rockefeller Foundation Field Staff (1987 to
                             1989).
Edmund M. Carpenter          (1) Chairman and Chief Executive Officer (1988)    53        1990
                             of General Signal Corporation.
                             (2) Director of Dana Corporation, General
                             Signal Corporation, and Texaco, Inc.
Bennett Dorrance             (1) Private investor and Chairman and Managing     49        1989
                             Director of DMB Associates in Phoenix, Arizona
                             for more than five years. Vice Chairman of
                             Campbell Soup Company (independent director)
                             since November 18, 1993.
Thomas W. Field, Jr.         (1) Management Consultant, Field & Associates.     61        1987
                             Chairman (1992) and Chief Executive Officer
                             (1995), ABCO Foods, Inc. Previously Chairman
                             (1988-1989), President (1984-1989) and Chief
                             Executive Officer (1986-1989) of McKesson
                             Corporation.
                             (2) Director of ABCO Foods, Inc., Bromar, Inc.,
                             Maxicare Health, Inc. and Stater Brothers
                             Market, Inc.
David W. Johnson             (1) Chairman (1993), President (1990) and Chief    63        1990
                             Executive Officer (1990) of Campbell Soup
                             Company. Previously Chairman (1987-1990),
                             President (1987-1989) and Chief Executive
                             Officer (1987-1990) of Gerber Products Company;
                             President and Chief Executive Officer of
                             Entenmann's, Inc. (1982-1987).
                             (2) Director of Colgate-Palmolive Company

                                 (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                 DIRECTOR
            NAME                     (2) OTHER BUSINESS AFFILIATIONS            AGE      SINCE
----------------------------------------------------------------------------    ---     --------
David K. P. Li               (1) Deputy Chairman (1995) and Chief Executive     56        1995
                             (1981) of The Bank of East Asia, Limited.
                             (2) Director of Dow Jones & Company, Inc., Hong
                             Kong Telecommunications, Ltd., The Bank of East
                             Asia, Limited, The Hong Kong & China Gas
                             Company Limited, Sime Darby Hong Kong Limited
                             and Westinghouse Electric Corporation
Philip E. Lippincott         (1) Retired Chairman (1983-1994) and Chief         59        1984
                             Executive Officer (1982-1994) of Scott Paper
                             Company.
                             (2) Director of Exxon Corporation. Trustee of
                             The Penn Mutual Life Insurance Company.
Mary Alice Malone            (1) Private investor and President of Iron         45        1990
                             Spring Farm, Inc. (horse breeding and
                             performance center), Chester County, Pa., for
                             more than five years.
Charles H. Mott              (1) President and Chief Executive Officer of       63        1990
                             John W. Bristol & Co., Inc., an investment
                             management firm, for more than five years.
Ralph A. Pfeiffer, Jr.       (1) Director of various corporations.              68        1987
                             Previously Senior Vice President of
                             International Business Machines Corporation and
                             Chairman and Chief Executive Officer of
                             International Business Machines World Trade
                             Corporation (1974 to 1986).
                             (2) Director of Arthur D. Little, Inc.,
                             International Business Machines World Trade
                             Corporation, New York Life Mainstay Funds,
                             NIKE, Inc., Osiris, Inc., and The Royal Bank of
                             Canada.
George M. Sherman            (1) President and Chief Executive Officer          54        1995
                             (1990) of Danaher Corporation
                             (2) Director of Danaher Corporation and
                             Katema, Inc.
Donald M. Stewart            (1) President and Chief Executive Officer          57        1992
                             (1987) of The College Board. Previously
                             President (1976-1986) of Spelman College.
                             (2) Director of Principal Financial Group and
                             The New York Times Company.

                                 (1) PRINCIPAL OCCUPATION OR EMPLOYMENT                 DIRECTOR
            NAME                     (2) OTHER BUSINESS AFFILIATIONS            AGE      SINCE
----------------------------------------------------------------------------    ---     --------
George Strawbridge, Jr.      (1) Private investor, Adjunct Professor of         57        1988
                             Widener University, and President of Augustin
                             Stables for more than five years.
                             (2) Director of Buffalo Sabres of the National
                             Hockey League, Delaware Trust Company, Fairhill
                             Training Center, Meridian Bancorp Inc., and
                             Philadelphia Ventures Inc. President of GAR
                             Inc. and Margaret Dorrance Strawbridge
                             Foundation of PA I, Inc.
Robert J. Vlasic             (1) Chairman Emeritus of Campbell Soup Company     69        1978
                             (1993). Previously Chairman of Campbell Soup
                             Company (1988 to 1993) and Chairman of Vlasic
                             Foods, Inc. (1964 to 1988).
                             (2) Director of O/E Automation, Inc. and
                             Reynolds Metals Company.
Charlotte C. Weber           (1) Private investor. Trustee of The               52        1990
                             Metropolitan Museum of Art, New York, NY and of
                             Wake Forest University, Winston-Salem, NC; and
                             Owner, Live Oak Stud, a thoroughbred breeding
                             and training operation for more than five
                             years.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding beneficial ownership as of September 18, 1995, of the Company's Capital Stock of each director, the Company's five most highly compensated executive officers and the directors and executive officers as a group:

-------------------------------------------------------------------------------------------
                                                AGGREGATE NUMBER        PERCENT OF
                                                   OF SHARES            OUTSTANDING
                   NAME                      BENEFICIALLY OWNED(a)        SHARES
-------------------------------------------------------------------------------------------
 Alva A. App                                             3,764(b)              *
-------------------------------------------------------------------------------------------
 Robert A. Beck**                                        4,946(k)              *
-------------------------------------------------------------------------------------------
 Edmund M. Carpenter                                     2,993                 *
-------------------------------------------------------------------------------------------
 Bennett Dorrance                                   26,283,636(c)          10.6%
-------------------------------------------------------------------------------------------
 John T. Dorrance, III**                            26,128,784(d)          10.5%
-------------------------------------------------------------------------------------------
 Thomas W. Field, Jr.                                   16,240(k)              *
-------------------------------------------------------------------------------------------
 David W. Johnson                                      716,508(e)              *
-------------------------------------------------------------------------------------------
 David K. P. Li                                          2,134                 *
-------------------------------------------------------------------------------------------
 Philip E. Lippincott                                    3,200                 *
-------------------------------------------------------------------------------------------
 Mary Alice Malone                                  27,058,014(f)          10.9%
-------------------------------------------------------------------------------------------
 Charles H. Mott                                    31,416,857(g)          12.6%
-------------------------------------------------------------------------------------------
 Ralph A. Pfeiffer, Jr.                                 13,600                 *
-------------------------------------------------------------------------------------------
 George M. Sherman                                         234(k)              *
-------------------------------------------------------------------------------------------
 Donald M. Stewart                                       1,904                 *
-------------------------------------------------------------------------------------------
 George Strawbridge, Jr.                             4,091,241(h)           1.6%
-------------------------------------------------------------------------------------------
 Robert J. Vlasic                                    2,363,504(i)              *
-------------------------------------------------------------------------------------------
 Charlotte C. Weber                                 11,074,736(j)           4.5%
-------------------------------------------------------------------------------------------
 John M. Coleman                                        96,123(k)              *
-------------------------------------------------------------------------------------------
 James R. Kirk                                         127,726(k)              *
-------------------------------------------------------------------------------------------
 Robert Subin                                           77,602(k)              *
-------------------------------------------------------------------------------------------
 Frank E. Weise, III                                    52,663(k)              *
-------------------------------------------------------------------------------------------
 All directors including shares held in
 the Voting Trust referred to on page 26
 and executive officers as a group (20
 persons)                                          130,096,124             52.4%
-------------------------------------------------------------------------------------------

---------------
 *  Less than 1% of the Company's outstanding shares of Capital Stock.

**  Retiring on November 16, 1995.

(a) The shares shown include 894,141 shares of Capital Stock with respect to which executive officers have a right, as of November 18, 1995, to acquire beneficial ownership because of vested stock options.

(b) Share ownership shown does not include 229 shares held by Dr. App's spouse, as to which shares he disclaims beneficial ownership.

(c) Bennett Dorrance is a grandson of Dr. John T. Dorrance, the brother of John
     T. Dorrance, III and Mary Alice Malone, and a cousin of George Strawbridge and Charlotte C. Weber. Share ownership shown does not include 153,472 shares held by the Estate of his father, John T. Dorrance, Jr., of which he is an Executor, and as to which shares he disclaims beneficial ownership. Does not include 245,594 shares held as guardian for one of his children nor 245,616 shares held as trustee for one of his children, as to which shares he disclaims beneficial ownership. Does not include 128,700 shares held by the Dorrance Family Foundation. Reference is also made to "Principal Shareowners".

(d) John Dorrance, III is a grandson of Dr. John T. Dorrance. Share ownership shown does not include 153,472 shares held by the Estate of his father, John T. Dorrance, Jr., of which he is an Executor, and as to which shares he disclaims beneficial ownership. Does not include 4,372 shares held by the YPI Foundation, of which he is a trustee, and as to which shares he disclaims beneficial ownership. Does not include 591,188 shares he holds as guardian for one of his children and as a trustee for a trust for the benefit of one of his children, as to which shares he disclaims beneficial ownership. In addition, he beneficially owns 300,000 shares of Arnotts Limited, a Campbell subsidiary in which the Company owns 65%. Mr. Dorrance does not participate in decisions regarding the Company's investment in Arnotts. Reference is also made to "Principal Shareowners".

(e) Share ownership shown does not include 4,000 shares held by Mr. Johnson's spouse, as to which he disclaims beneficial ownership.

(f) Mary Alice Malone is a granddaughter of Dr. John T. Dorrance. Share ownership shown does not include 153,472 shares held by the Estate of her father, John T. Dorrance, Jr., of which she is an Executor and as to which shares she disclaims beneficial ownership. Does not include 14,554 shares held by her cousin as trustee of a trust for her children, as to which shares she disclaims beneficial ownership. Reference is also made to "Principal Shareowners".

(g) Share ownership shown for Mr. Mott includes 31,407,650 shares held by the Voting Trust over which he, as a trustee, has shared voting power. In September 1990 the Trustees of the Voting Trust requested the Company's Governance Committee to nominate Mr. Mott as a candidate for election as a director. Reference is also made to "Principal Shareowners".

(h) George Strawbridge is a grandson of Dr. John T. Dorrance and a cousin of Charlotte Weber. Share ownership shown does not include 7,076,728 shares held by various trusts, of which he is a trustee, for the benefit of his sister and her children, as to which shares he disclaims beneficial ownership.

(i) Share ownership shown includes 59,492 shares owned by the Vlasic Foundation, of which Robert Vlasic is President, 162,924 shares owned by a revocable trust created by Robert Vlasic, of which he is the primary beneficiary and the trustee, 189,354 shares owned by a revocable trust created by his wife, of which he is a co-trustee and 1,925,044 shares owned by Vlasic & Company, a partnership of which he is a former partner. The partners of Vlasic & Company include various irrevocable trusts of which his children are primary beneficiaries; various irrevocable trusts of which his grandchildren are primary beneficiaries; and various revocable trusts in which his children are settlors, primary beneficiaries and trustees.

(j) Charlotte Weber is a granddaughter of Dr. John T. Dorrance. Share ownership shown includes 11,026,096 shares held by two trusts of which she is a co-trustee and 47,040 shares held by a foundation of which she is also a co-trustee, as to all of which she has shared voting and dispositive power. Does not include 443,239 shares held by her husband, two of her children, and guardians for two of her children, as to which she disclaims beneficial ownership.

(k) In addition to the shares listed in the table which are beneficially owned, the following directors and executive officers have Campbell stock units credited to their deferred compensation accounts: Robert Beck (6,459 units); Thomas Field (3,879 units); George Sherman (130 units); John Coleman (10,022 units); James Kirk (22,156 units); Robert Subin (31,184 units); and Frank Weise (42,210 units). The accounts reflect the election of the individuals to defer into Campbell stock units previously earned compensation and pending awards of restricted performance stock. The individuals are fully at risk as to the price of Campbell stock in their deferred stock unit accounts. Additional stock units are credited to the accounts to reflect accrual of dividends. The stock units do not carry any voting rights. Unrestricted Campbell stock units are included in calculating the Company required stock ownership for directors and executives.

                              CORPORATE GOVERNANCE

CORPORATE GOVERNANCE STANDARDS

     Campbell first published corporate governance standards in its proxy in 1992. The Board has reviewed and improved the standards annually.

      1. The Board will operate in accordance with a written statement of Campbell Requirements of Directors (printed at page 8, below).

      2. The Board will evaluate the performance of the CEO at least annually in meetings of independent directors that are not attended by the CEO. For this purpose, "independent" means no present or former employment by the Company and no significant financial or personal tie to the Company other than share ownership and entitlement to director fees. See "CEO Evaluation," at page 8, below.

      3. When the CEO also holds the position of Chairperson of the Board, the Board will elect a non-executive Vice Chair (or a non-executive director who is the Lead Director). The Vice Chair or Lead Director will preside at meetings to evaluate the performance of the CEO.

      4. Every year the Board will review and approve a three-year strategic plan and a one-year operating plan for the Company.

      5. All directors will stand for election every year.

      6. The Board believes that as a general rule, former Campbell executives should not serve on the Board. (At present, all directors are independent except for Campbell's CEO.)

      7. The Audit, Compensation/Organization and Governance Committees will consist entirely of independent directors.

      8. Committee members will be appointed by the Board.

      9. The Governance Committee will annually assess Board and Committee effectiveness. See "Board Evaluation," at page 7, below.

     10. Whenever feasible, directors will receive materials well in advance of meetings for items to be acted upon.

     11. Interlocking directorships will not be allowed, except with respect to joint ventures. (An interlocking directorship would occur if a Campbell officer served on the Board of Company X and an officer of Company X served on the Campbell Board, or if a major supplier or customer served on Campbell's Board.)

     12. Directors are required to own at least 1,000 Campbell shares within one year of election and 3,000 shares within three years of election.

     13. No director shall stand for reelection after the attainment of age 70.

     14. Succession planning and management development will be reported annually by the CEO to the Board.

     15. All executives (approximately 300 persons) must buy and hold outright (i.e., excluding options and restricted stock) Campbell stock valued at one-half to three times base salary, depending on their positions.

     16. Incentive compensation plans will link pay directly and objectively to measured financial goals set in advance by the Compensation Committee. (See Compensation Committee Report at pages 9 to 12).

     17. Stock options will not be repriced (the exercise price for options will not be lowered even if the current market price of the stock is below the exercise price).

     18. The Company does not have a "poison pill" or other anti-takeover devices because it believes that the way to remain independent is via superior performance in building shareowner wealth.

     19. All Shareowners have equal voting rights.

     20. These Corporate Governance Standards have been developed and approved by the Board and are reviewed by the Board at least annually.

BOARD EVALUATION

     In fiscal 1995, the Board's Governance Committee led a new process of evaluation of Board performance and effectiveness. As the first step, all directors completed a Board Evaluation Form. On the form, each director entered a number grade from 1 to 5, and written comments where appropriate, as to each of the following fifteen standards:

      1. The Board knows and understands the Company's vision, strategic precepts, strategic plan and operating plan.

      2. The Board reflects its understanding of the Company's vision, strategic precepts, strategic plan and operating plan in its discussions and actions on key issues throughout the year.

      3. Board meetings are conducted in a manner which ensures open communication, meaningful participation, and timely resolution of issues.

      4. Advance Board materials contain the right amount of information.

      5. Board members receive their materials sufficiently in advance of meetings.

      6. Board members are diligent in preparing for meetings.

      7. The Board reviews and adopts an annual operating budget and regularly monitors performance against it throughout the year.

      8. The Board regularly monitors the Company's income statement, balance sheet and cash flow.

      9. The Board reviews and adopts an annual capital budget and receives regular written or oral reports of performance against it throughout the year.

     10. In tracking Company performance, the Board regularly considers the performance of peer companies.

     11. The Board regularly reviews the performance of the CEO.

     12. The Board and/or the Compensation Committee regularly reviews the performance and ethics of the senior officers.

     13. The correlation between executive pay and Company performance is regularly considered by the Board and/or the Compensation Committee.

     14. The Board reviews succession plans for the CEO and senior management.

     15. The trigger level for Board or committee involvement in major business policies and decisions is appropriate.

     The Governance Committee analyzed the numerical ratings and comments in detail and developed recommendations to enhance Board effectiveness. The Chairman of the Governance Committee then presented the assessments and recommendations to the full Board. The Governance Committee is overseeing the process of implementing recommended improvements.

REQUIREMENTS OF MANAGEMENT AND DIRECTORS

     As a result of the 1995 Board Evaluation (above), the Governance Committee developed and the Board approved the following Requirements of Management and Directors in order to enhance Board effectiveness:

                 BOARD REQUIREMENTS                              CAMPBELL REQUIREMENTS
                   OF MANAGEMENT                                      OF DIRECTORS
      ----------------------------------------          ----------------------------------------
  --  Develop strategies to deliver strong          --  Act in the best interests of all
      market franchises and build shareowner            shareowners
      wealth over the long term
  --  Recommend appropriate strategic and           --  Critique and approve strategic and
      operating plans                                   operating plans
  --  Maintain effective control of operations      --  Select, motivate, evaluate and
                                                        compensate the CEO
  --  Measure performance against peers             --  Good understanding of strategies and the
                                                        businesses
  --  Strong, principled and ethical                --  Review succession planning and
      leadership                                        management development
  --  Assure sound succession planning and          --  Advise and consult on key organizational
      management development                            changes
  --  Sound organizational structure                --  Careful study of Board materials and
                                                        issues
  --  Inform the Board regularly regarding the      --  Active, objective and constructive
      status of key initiatives                         participation at meetings of Board and
                                                        committees
  --  No surprises                                  --  Assistance in representing Campbell to
                                                        the outside world
  --  Board meetings which are well-planned,        --  Counsel on corporate issues
      allow meaningful participation and
      provide for timely resolution of issues
  --  Advance Board materials which contain         --  Good understanding of general economic
      the right amount of information and are           trends and corporate governance
      received sufficiently in advance of
      meetings

CEO EVALUATION

     In fiscal 1995, the Compensation and Organization Committee developed recommendations to broaden, formalize, and sharpen directors' ongoing assessments of the performance of the CEO and feedback by the Board to the CEO. The Board believes the changes will expand and improve the already demanding process for evaluating the performance of the CEO, which has been carried out since 1990 at least annually in meetings not attended by the CEO. There is a formal position description for the job of CEO and, against that position description, every director will now be required to complete a written assessment of the CEO's performance. The position description and the form for directors' assessments specify the following as the areas to be evaluated:

  -- Strategic Planning
  -- Financial Results
  -- Succession Planning
  -- Communications/External Relations
  -- Board Relations
  -- Leadership/Human Resources

     The changes in the CEO evaluation process will be fully implemented in fiscal 1996.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

- Key Principles

  Pay Competitively -- For Results:

     -- The Company measures and evaluates its compensation practices using the following two groups of companies:

     -- Compensation Peer Group       31 companies in the food, beverage, and
                                      other consumer packaged goods industries.

     -- Performance Peer Group        15 food companies with businesses similar
                                      to those of Campbell, including three
                                      competitors based outside the U.S.

     -- The compensation offered by the Company is designed to be competitive with other well-managed consumer products companies (Compensation Peer Group) and to reward superior performance with superior levels of compensation. The Compensation Peer Group is used to compare Campbell's compensation package to that of other companies that compete with Campbell for the same executives.

  Independent Design and Goal-Setting:

     -- The Compensation and Organization Committee consists entirely of outside directors as defined for purposes of Section 162(m) of the Internal Revenue Code.

     -- With regard to CEO compensation, the Committee employs an independent compensation consultant who reports directly to the Committee.

     -- The performance goals for incentive compensation plans are determined by the Committee in conjunction with the Board's approval of the Company's strategic and operating plans.

  High Portion at Risk:

     -- Executives' total compensation is significantly at risk, based upon the financial performance of the Company. For the executive officers listed on page 13, the portion at risk in fiscal 1995 ranged from 60% to 80% of total compensation.

     -- Executives' personal net worth depends heavily on appreciation in value of the Company's stock over the long term. Fifty percent of officers' long-term compensation consists of restricted performance stock and the remainder consists of stock options granted at the market price. Also, officers are required to own outright (i.e., excluding options and restricted shares) Campbell stock valued at one to three times base salary, depending on their positions.

     -- The Company has never repriced stock options. The governing plan documents explicitly prohibit repricing options.

     -- The Committee's independent consultant has confirmed that the Company's executive compensation programs are strongly linked to measured financial performance and place a significant portion of compensation at risk.

  Tight Focus on Quantitative Measures:

     -- The annual incentive plan (WIN Plan) is based totally on measured financial performance. Every payout depends on results, not efforts. A minimum cash return on assets (CROA), which varies by business unit, must be achieved before a bonus can be paid based on that unit's performance. If that threshold is met, the precise amount of the bonus is calculated based upon attainment of quantitative performance goals: earnings growth, sales growth and reductions in working capital.

     -- The long-term incentive plan is not limited to stock options. Every executive (approximately 300 persons) also receives restricted performance shares. Payout of restricted performance shares is totally dependent on cash return on assets and corporate net earnings (absolute and relative to peers) over the long term.

  Beating Performance of Peers Increases Rewards:

     -- The Company sets its salaries at the median of the Compensation Peer
        Group.

     -- The Company's incentive programs provide the opportunity for total compensation ranking in the top quartile of the Compensation Peer Group if, but only if, financial goals are achieved and the Company's performance, as measured by growth in earnings, is in the top quartile of the Performance Peer Group. To reward consistent performance, companies which ranked in the bottom quartile in the base year are not included when calculating the top quartile.

- Calculation of Annual Bonus

     The following methodology determined bonus payouts for fiscal 1995:

  I.  ACTIONS BEFORE THE START OF THE FISCAL YEAR

     (1) A target bonus was set for each participating executive. This dollar amount was based upon a percentage of the midpoint of the salary range for the executive's job and was calculated to deliver median compensation in comparison with the Compensation Peer Group.

     (2) The Board of Directors reviewed and approved an Operating Plan which set specific performance goals (which in 1995 were CROA, net sales, earnings and reductions in inventory levels) for the Company as a whole and separately for its major business units. The goal for the rate of growth in corporate net earnings is set at a number which is expected, at the time of its approval, to deliver superior results in comparison to the Performance Peer Group. For fiscal 1996, the Committee has expanded the inventory measure to include all working capital.

     (3) The Board's Compensation and Organization Committee determined what portion of each executive's bonus would depend on Company results (a minimum of 20%) and what portion would depend on the results of a business unit. For the CEO, 100% of bonus depended on total Company results.

  II.  ACTIONS AFTER THE END OF THE FISCAL YEAR

     (1) Financial statements were prepared for the Company and each business unit.

     (2) For each business unit and the Company, CROA was calculated and compared to the Board-determined threshold. No bonus was paid for business units that fell short of their Operating Plan CROA threshold. In 1995, the Company met its CROA threshold.

     (3) Where the CROA threshold was satisfied, the major portion (70%) of the bonus opportunity was determined by comparing earnings performance to the Operating Plan earnings target. If the earnings threshold was not met, no bonus was paid on account of the unit's earnings. By the terms of the incentive plan, extraordinary events such as major restructurings and accounting changes are excluded. In 1995 the Company's net earnings exceeded the plan.

     (4) Next, sales performance, representing a 20% portion of bonus opportunity, was compared to the Operating Plan sales target. If the sales threshold was not met, no bonus was paid on account of sales. Above-target sales performance could result in above-target bonus payment only if the earnings goal was also met. In fiscal 1995, Company sales performance exceeded the plan. For fiscal 1996 the Committee has increased the percentage of bonus dependent on the sales goal to 30% for certain business units to increase the emphasis on sales growth.

     (5) Next, inventory levels, representing a 10% portion of bonus opportunity, were compared to the goal for reduction of inventories in the Operating Plan. If the inventory reduction threshold was not met, no bonus was paid on account of inventory. In fiscal 1995, reduction of inventory levels surpassed the plan objective.

     (6) Finally, Company earnings performance was compared to that of the Performance Peer Group. By the terms of the program, if the Company achieves its goal for corporate net earnings and the rate of annual growth in the Company's net earnings places it in the top quartile of the Performance Peer Group, each bonus-eligible executive would receive an additional 30% of his/her bonus target. If the Company ranked first, each such executive's supplemental amount would increase from 30% to 40% of target. For purposes of this "top quartile" calculation, extraordinary events are excluded. Companies that ranked in the bottom quartile in annual earnings growth in the prior fiscal year are excluded in the calculation because the purpose of this component of bonus opportunity is to motivate consistent peer-beating results and to provide compensation in the top quartile of the Compensation Peer Group if top quartile performance is achieved. In fiscal 1995, so measured, the Company ranked in the top quartile of the Performance Peer Group and this triggered a supplemental payment of 30% of bonus target.

-    Long-Term Compensation

     Half of executives' long-term compensation is delivered via restricted performance shares. Grants are made every two years for overlapping three-year performance periods. Any entitlement to delivery of shares at the end of a performance period depends on whether the Company meets the minimum CROA declared in the strategic plan for the performance periods. The number of shares actually delivered depends upon cumulative corporate net earnings for the performance period. If the Company satisfies its CROA threshold and delivers cumulative earnings beyond the goal in the strategic plan, additional shares are awarded at time of earnout, up to a maximum of 150% of target (performance fiscal years 1994 through 1996) or 200% (performance fiscal years 1996 through
1998). For performance years 1994-1996, if the Company achieves its three year goal for cumulative corporate net earnings and the rate of growth places in the top quartile of the Performance Peer Group for three years, each participant is entitled to receive the maximum payout that could be earned of 150% of target. For performance years 1996 through 1998, the reward for top quartile earnings growth is an earnout of 30% of target (50% for ranking #1 in the peer group) in addition to the earnout based strictly on Campbell performance which can provide a payout of up to 150% of target.

     The other half of value delivered to officers under the Long-Term Incentive Plan is in the form of stock options, awarded annually.

     The fiscal 1995 guidelines for restricted performance share and stock option grants to executives are designed to deliver long-term compensation at the 75th percentile when compared to the Compensation Peer Group. Most of the restricted performance shares and stock option grants to officers in fiscal 1995 were made at guideline.

-    Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the executive officers listed on page 13, unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon Company attainment of performance goals approved by shareowners. The 1994 Long-Term Incentive Plan and the Management Worldwide Incentive Plan which were approved by shareowners in 1994 are designed to meet these requirements. Minimal changes had to be made to these plans because the Company's incentive plans were already industry-leading in linking pay to Company performance. The Committee's present intention is to comply with the requirements of Section 162(m).

-    CEO Compensation

     The Chief Executive Officer's salary, bonus and annual grants of stock options and restricted performance shares follow the policies and calculations set forth above.

     The CEO's salary increase in fiscal 1995 was based on the Compensation Committee's evaluation of his performance and the Company's performance, after review of competitive salary data by the Committee's independent consultant. The Company's performance is measured against goals for CROA, corporate net earnings, sales and inventory levels, all of which were achieved.

     Company performance is also compared to the results of the Performance Peer Group. Other measurements used to evaluate the CEO are stock price performance, market shares, and development of sound strategic, operating and succession plans. See also "CEO Evaluation," page 8, above.

     No specific weighting was assigned to these factors in determining the base salary increase. The initiatives and programs put in place by Mr. Johnson since he joined the Company in 1990 have resulted in dramatic improvements in the Company's performance. Some of the key indicators of performance are set forth below.

     In fiscal 1994, the Board approved a special challenge incentive to the CEO under which he can earn from $0 to $5 million in addition to his other compensation if specified aggressive sales goals are achieved for certain businesses outside the United States in fiscal 1996. The purpose of the challenge is to motivate acceleration of the Company's global expansion. If minimum goals are not achieved, no payment will be earned.

                              COMPANY PERFORMANCE

                                                                                 CHANGE FROM
                      FISCAL YEAR                         1990*       1995       1990 TO 1995
--------------------------------------------------------  ------     ------     --------------
Net Earnings (millions).................................  $306.0     $698.0     17.9% per year
Net Margin..............................................     4.9%       9.6%    4.7 points
Earnings Per Share (EPS)................................  $ 1.18     $ 2.80     18.9% per year
Return on Equity........................................    16.2%      31.3%    15.1 points
Cash Return on Assets (CROA)............................    19.0%      24.2%    5.2 points
Market Value (billions).................................  $  6.9     $ 11.7     11.1% per year
Annual Dividends Declared per Share.....................  $  .49     $ 1.21     19.8% per year

---------------
* Excluding restructuring charges of $301.6 million

                    COMPENSATION AND ORGANIZATION COMMITTEE

                   RALPH A. PFEIFFER, JR., CHAIR
                   ROBERT A. BECK
                   JOHN T. DORRANCE, III
                   THOMAS W. FIELD, JR.
                   MARY ALICE MALONE
                   GEORGE STRAWBRIDGE, JR.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are none.

                         TABLE 1--SUMMARY COMPENSATION

     The following table sets forth the compensation awarded, paid to, or earned by the Company's Chief Executive Officer and the four other most highly paid executive officers.

  ------------------------------------------------------------------------------------------------------------------
                                           ANNUAL COMPENSATION                LONG-TERM AWARDS
                                        -----------------------------------------------------------
                                                                       RESTRICTED       SECURITIES
         NAME AND                                                       STOCK(1)        UNDERLYING       ALL OTHER
    PRINCIPAL POSITION         YEAR       SALARY          BONUS          AWARDS         OPTIONS(#)    COMPENSATION(2)
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
 DAVID W. JOHNSON              1995      $917,000       $1,287,917     $2,846,765         100,000         $ 57,346
 Chairman, President and       1994      $865,000       $  944,541     $   80,575         66,000          $ 53,042
 Chief Executive Officer       1993      $806,700       $  912,722     $5,585,850         40,000          $ 41,180
------------------------------------------------------------------------------------------------------------------
 FRANK E. WEISE, III           1995      $330,000       $  391,931     $  744,719         26,125          $ 13,558
 Senior Vice President.        1994      $312,000       $  287,773              0         18,000          $ 12,402
 President -- Bakery &         1993      $291,667       $  336,897     $  400,350         13,400          $  4,302
 Confectionery
------------------------------------------------------------------------------------------------------------------
 JOHN M. COLEMAN               1995      $314,200       $  311,009     $  613,406         19,875          $ 16,378
 Senior Vice President --      1994      $298,000       $  228,150              0         14,400          $ 15,551
 Law and Public Affairs        1993      $281,667       $  266,603     $  321,850         10,600          $  8,517
------------------------------------------------------------------------------------------------------------------
 ROBERT SUBIN                  1995      $300,000       $  266,300     $  588,653         15,900          $  8,860
 Senior Vice President --      1994      $272,000       $  247,689              0         14,400          $  8,172
 Finance                       1993      $260,000       $  192,024     $  251,200          8,400          $  8,053
------------------------------------------------------------------------------------------------------------------
 JAMES R. KIRK                 1995      $285,000       $  270,749     $  434,979         11,900          $ 12,167
 Senior Vice President --      1994      $275,000       $  198,500              0         11,400          $ 13,467
 Research and                  1993      $262,083       $  232,470     $  251,200          8,400          $  8,053
 Development
 and Quality Assurance
------------------------------------------------------------------------------------------------------------------

------------------
1. Dollar values of stock awards are based on market price at time of grant. Except for one time lapse restricted stock grant in 1993, all stock awards listed in the above table are earned based on Company performance. Payout of restricted performance shares is totally dependent on cash return on assets and corporate net earnings (absolute and relative to peers) over the long term. The aggregate number of restricted stock or restricted stock units held and their value as of the end of the fiscal year for the executives were as follows: Mr. Johnson, 187,300 shares/$8,756,275; Mr. Weise, 24,100 shares/$1,126,675; Mr. Coleman, 18,800 shares/$878,900; Mr. Subin, 18,200 shares/$850,850; and Dr. Kirk 14,300 shares/$688,525. Regular quarterly dividends are paid on restricted stock.

2. "All Other Compensation" consists of Company contributions to the 401(k) Plan and Supplemental Savings Plan.

-----------------------------------------------------------------------------------------------------------------
TABLE 2 -- OPTION GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------
                                                                                                  GRANT DATE
                                      INDIVIDUAL GRANTS                                            VALUE(1)
-----------------------------------------------------------------------------------------------------------------
                                                          % OF
                                                          TOTAL
                                         NUMBER OF       OPTIONS
                                         SECURITIES      GRANTED
                                         UNDERLYING        TO         EXERCISE                      GRANT
                                          OPTIONS       EMPLOYEES     OR BASE                        DATE
                                         GRANTED(2)     IN FISCAL      PRICE       EXPIRATION      PRESENT
                 NAME                       (#)           YEAR         ($/SH)         DATE        VALUE ($)
-----------------------------------------------------------------------------------------------------------------
  David W. Johnson                         100,000          7.3%      $49.1875       6/22/05      $1,452,000
-----------------------------------------------------------------------------------------------------------------
  Frank E. Weise, III                       26,125          1.9%      $49.1875       6/22/05      $  379,335
-----------------------------------------------------------------------------------------------------------------
  John M. Coleman                           19,875          1.4%      $49.1875       6/22/05      $  288,585
-----------------------------------------------------------------------------------------------------------------
  Robert Subin                              15,900          1.2%      $49.1875       6/22/05      $  230,868
-----------------------------------------------------------------------------------------------------------------
  James R. Kirk                             11,900          0.9%      $49.1875       6/22/05      $  172,788
-----------------------------------------------------------------------------------------------------------------

------------------
(1) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value: average option term of six years, volatility of 21.3% (calculated monthly over the three preceding calendar years), dividend yield of 2.5% and interest rate of 7.8% (six year Treasury note rate at January 3, 1995). The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

(2) Options have a ten-year term and vest cumulatively over three years at the rate of 30%, 60% and 100%, respectively on the first three anniversaries of the grant date. All options vest immediately in the event of a Change in Control.

------------------------------------------------------------------------------------------------------------------
TABLE 3 -- AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------
                                                                      SECURITIES
                                                                      UNDERLYING                 VALUE OF
                                                                       NUMBER OF                UNEXERCISED
                                                                      UNEXERCISED              IN-THE-MONEY
                                                                      OPTIONS AT                OPTIONS AT
                                                                      FY-END (#)               FY-END ($)(2)
                              SHARES               VALUE         -------------------------------------------------
                            ACQUIRED ON          REALIZED          EXER-      UNEXER-       EXER-        UNEXER-
         NAME              EXERCISE (#)           ($)(1)          CISABLE     CISABLE      CISABLE       CISABLE
------------------------------------------------------------------------------------------------------------------
  David W. Johnson               0                   0            294,600     162,200     $4,298,497     $516,508
------------------------------------------------------------------------------------------------------------------
  Frank E. Weise, III            0                   0             36,840      44,085     $  307,671     $143,793
------------------------------------------------------------------------------------------------------------------
  John M. Coleman                0                   0             66,330      34,195     $  917,724     $114,893
------------------------------------------------------------------------------------------------------------------
  Robert Subin                   0                   0             52,502      29,340     $  857,487     $112,308
------------------------------------------------------------------------------------------------------------------
  James R. Kirk                  0                   0             89,060      23,240     $2,029,434     $ 90,967
------------------------------------------------------------------------------------------------------------------

------------------
(1) Value realized equals fair market value of the stock on date of exercise, less the exercise price, times the number of shares acquired. Taxes must be paid by the individual on the value realized.

(2) Value of unexercised options equals fair market value of a share into which the option can be converted at July 30, 1995 (market price $46.75), less exercise price, times the number of options outstanding.

                    RETURN TO SHAREOWNERS PERFORMANCE GRAPH*

     The following graph compares the cumulative total Shareowner return on the Company's Capital Stock with the cumulative total return of the Standard & Poor's Food Index (the "S&P Food Group") and the Standard & Poor's 500 Stock Index (the "S&P 500"). Also shown below are the related compound annual growth rates (CAGR). The graph assumes that $100 was invested on July 31, 1990 in each of Campbell stock, the S&P Food Group and the S&P 500, and that all dividends were reinvested.

                 * Stock Appreciation + Dividend Reinvestment
              Campbell closing price was $46.75 on July 28, 1995


      Measurement Period                                           S&P FOOD
    (Fiscal Year Covered)          CAMPBELL         S&P 500          GROUP
1990                                       100             100             100
1991                                       145             112             123
1992                                       147             128             138
1993                                       142             139             123
1994                                       151             146             133
1995                                       195             183             171
CAGR                                      14.3%           12.8%           11.3%

PENSION PLANS

     The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under the Company's regular and supplementary pension plans.

    AVERAGE
  COMPENSATION
   IN HIGHEST                            ESTIMATED ANNUAL PENSIONS
   5 YEARS OF                                 YEARS OF SERVICE
LAST 10 YEARS OF     ------------------------------------------------------------------
   EMPLOYMENT           20           25            30             35             40
----------------     --------     --------     ----------     ----------     ----------
   $  600,000        $177,408     $221,760     $  266,112     $  281,112     $  296,112
      800,000         237,408      296,760        356,112        376,112        396,112
    1,000,000         297,408      371,760        446,112        471,112        496,112
    1,200,000         357,408      446,760        536,112        566,112        596,112
    1,400,000         417,408      521,760        626,112        661,112        696,112
    1,600,000         477,408      596,760        716,112        756,112        796,112
    1,800,000         537,408      671,760        806,112        851,112        896,112
    2,000,000         597,408      746,760        896,112        946,112        996,112
    2,200,000         657,408      821,760        986,112      1,041,112      1,096,112
    2,400,000         717,408      896,760      1,076,112      1,136,112      1,196,112

     Compensation used to calculate pension benefits for executive officers named in the table on page 13 consists of the total salary and bonus shown in that table. Pursuant to his employment agreement Mr. Johnson has been credited with 27 years of service, but the pension will be automatically reduced by the sum of all pension benefits from his prior employers. The additional years of service credited to Mr. Johnson were a necessary part of the recruitment package in order to compensate him for pension benefits that would have accrued at his previous employer and to place him, after offsets, in the position of a long time Campbell employee retiring at the same age. As of the end of fiscal 1995 (ended July 30), the full years of accrued service under the pension plans for the other four individuals named in the compensation table on page 13 were as follows: Mr. Weise -- 8 years; Mr. Coleman -- 13 years; Mr. Subin -- 18 years; and Dr. Kirk -- 20 years. The foregoing years of credited service for Mr. Weise, Mr. Coleman and Dr. Kirk include additional years of service pursuant to supplemental pension agreements designed to attract executives from other employers in the middle of their careers. These estimated amounts assume retirement at age 65 (normal retirement age) with a straight-life annuity without reduction for a survivor annuity or for optional benefits. They are not subject to deduction for Social Security benefits.

TERMINATION ARRANGEMENTS

     The Company has entered into Special Severance Protection Agreements ("Special Severance Agreements") with Mr. Johnson, Mr. Weise, Mr. Coleman, Mr. Subin and Dr. Kirk and certain other executive officers. The Special Severance Agreements provide severance pay and continuation of certain benefits should a Change in Control occur. Entry into the Agreements was unanimously approved by the independent members of the Board of Directors. In order to receive benefits under the Special Severance Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive", within two years following a Change in Control.

     Generally, a "Change in Control" will be deemed to have occurred in any of the following circumstances:

       (i)   the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;
      (ii)   the persons serving as directors of the Company as of January 25, 1990, and those replacements or additions subsequently approved by a two-thirds vote of the
             Board, cease to make up at least two-thirds of the Board;
     (iii)   a merger, consolidation or share exchange in which the Shareowners of the Company prior to the merger wind up owning 80% or less of the surviving corporation; or
      (iv)   a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

     Under the Special Severance Agreements, severance pay would equal two and one half years' base salary and bonus. Medical, life and disability benefits would be provided at the expense of the Company for the lesser of (i) 30 months or (ii) the number of months remaining until the executive's 65th birthday. The Company would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under the Company's pension plans had the executive remained in the employ of the Company for an additional 30 months or until the executive's 65th birthday, if earlier.

     Upon a Change in Control, (a) all options outstanding on the date of such Change in Control would become immediately and fully exercisable and (b) all restrictions upon any restricted shares (other than "Performance Restricted Shares" which are subject to performance related restrictions) would lapse immediately and all such shares would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of the Performance Restricted Shares or (ii) a pro rata portion of such Performance Restricted Shares based on the portion of the performance period that has elapsed to the date of the Change in Control.

     During any fiscal year in which a Change in Control occurs, each participant (a) whose employment is terminated prior to the end of such year or
(b) who is in the employ of the Company on the last day of such year would be entitled to receive, within thirty (30) days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the Management Worldwide Incentive Plan for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated. Such payment would be made regardless of whether or not the Company has paid any cash dividend in the fiscal year.

                    BOARD COMMITTEES AND MEETING ATTENDANCE

     The Company has Audit, Compensation and Organization, Executive, Finance and Corporate Development, Governance, and Retirement Committees of its Board of Directors. Membership as of the record date of September 18, 1995, was as follows:

                              COMPENSATION
AUDIT                         AND ORGANIZATION                   EXECUTIVE
--------------------------    --------------------------    --------------------
E.M. Carpenter, Chair         R.A. Pfeiffer, Jr., Chair     R.A. Beck, Chair
A.A. App                      R.A. Beck                     J.T. Dorrance, III
C.H. Mott                     J.T. Dorrance, III            D.W. Johnson
G.M. Sherman                  T.W. Field, Jr.               P.E. Lippincott
D.M. Stewart                  M.A. Malone                   R.A. Pfeiffer, Jr.
C.C. Weber                    G. Strawbridge, Jr.           G. Strawbridge, Jr.
                                                            R.J. Vlasic

FINANCE AND
CORPORATE DEVELOPMENT         GOVERNANCE                    RETIREMENT
--------------------------    --------------------------    --------------------
P.E. Lippincott, Co-Chair     B. Dorrance, Chair            C.H. Mott, Chair
B. Dorrance, Co-Chair         R.A. Beck                     A.A. App
R.A. Beck                     P.E. Lippincott               T.W. Field, Jr.
E.M. Carpenter                G. Strawbridge, Jr.           M.A. Malone
J.T. Dorrance, III            R.J. Vlasic                   D.M. Stewart
D.W. Johnson                  C.C. Weber
D.K.P. Li
C.H. Mott
R.A. Pfeiffer, Jr.
R.J. Vlasic

AUDIT COMMITTEE                                        4 meetings in fiscal 1995

     -- Recommends the appointment of the Company's independent accountants;

     -- Reviews the scope and results of the audit plans of the independent accountants and the internal auditors;

     -- Oversees the scope and adequacy of the Company's internal accounting control and record-keeping systems;

     -- Reviews the objectivity, effectiveness and resources of the internal audit function which reports directly to the Committee;

     -- Confers independently with the internal auditors and the independent accountants;

     -- Reviews non-audit services to be performed by the independent accountants; and

     -- Determines the appropriateness of fees for audit and non-audit services performed by the independent accountants.

COMPENSATION AND ORGANIZATION COMMITTEE                8 meetings in fiscal 1995

     -- Reviews and recommends to the Board salary and incentive compensation, including bonus, stock options and restricted stock, for the Chief Executive Officer;

     -- Reviews and approves the salaries and incentive compensation for all corporate officers and senior executives;

     -- Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

     -- Reviews the salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

     -- Reviews and approves the incentive compensation to be allocated to employees; and

     -- Reviews, prior to becoming effective, any major organization change that the Chief Executive Officer intends to implement.

EXECUTIVE COMMITTEE                                   No meetings in fiscal 1995

     -- Exercises all the powers of the Board when the Board is not in session, except as otherwise provided by New Jersey law.

FINANCE AND CORPORATE DEVELOPMENT                      8 meetings in fiscal 1995

     Reviews and makes recommendations to the Board regarding:

      -- All issuances, sales or repurchases of equity and long-term debt;

      -- Changes in the Company's capital structure;

      -- The capital expenditure program; and

      -- Acquisitions, divestitures, joint ventures, partnerships or combination of business interests.

GOVERNANCE COMMITTEE                                   8 meetings in fiscal 1995

     Reviews and makes recommendations to the Board regarding:

      -- The organization and structure of the Board;

      -- Qualifications for director candidates;

      -- Candidates for election to the Board;

      -- Candidate for the position of Chairperson of the Board; and

      -- The role and effectiveness of the Board and each Committee in the Company's corporate governance process.

     The Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by Shareowners. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company.

RETIREMENT COMMITTEE                                   5 meetings in fiscal 1995

     -- Oversees policies and practices relating to the Company's retirement and pension plans;

     -- Monitors the administration of the Company's retirement and pension plans;

     -- Reviews and submits recommendations to the Board regarding proposed appointments to the Administrative Committee of the pension plans; and

     -- Reviews and submits recommendations to the Board concerning any proposed amendments to the Company's retirement and pension plans.

     Actions taken by any of the foregoing committees are reported to the Board, usually at its next meeting.

     During fiscal 1995 (ended July 30), the Board of Directors met nine times: eight regular meetings and one organization meeting. All directors attended at least 75% of their scheduled Board meetings and meetings held by Committees of which they were members. Directors meet their responsibilities not only by attending Board and Committee meetings but also through communication with the Chairman and Chief Executive Officer and other members of management on matters affecting the Company.

                                     ITEM 2

                 APPROVAL OF AMENDMENT OF CAMPBELL SOUP COMPANY
         1994 LONG-TERM INCENTIVE PLAN REGARDING DIRECTOR COMPENSATION

COMPENSATION OF DIRECTORS

     In September, 1995, Campbell's Board endorsed all six "Best Practices" recommended in the Report of the Blue Ribbon Commission on Director Compensation of the National Association of Corporate Directors. Those practices are as follows:

     "1. Establish a process by which directors can determine the compensation program in a deliberative and objective way.

     "2. Set a substantial target for stock ownership by each director and a time period during which this target is to be met.

     "3. Define the desirable total value of all forms of director compensation.

     "4. Pay directors solely in the form of equity and cash -- with equity representing a substantial portion of the total up to 100%; dismantle existing benefit programs and avoid creating new ones.

     "5. Adopt a policy stating that a company should not hire a director or a director's firm to provide professional or financial services to the corporation.

     "6. Disclose fully in the proxy statement the philosophy and process used in determining director compensation and the value of all elements of compensation."

     Practices 1, 2, and 5 were in effect at Campbell before 1995. In January, 1995, the Board resolved to recommend to shareowners that the annual retainer for board service be paid entirely in stock, and in September, 1995, the Board approved the elimination of pensions and medical benefits for directors and resolved to overhaul proxy disclosures relating to director compensation. As a result of these steps, the philosophy and process used in determining director compensation at Campbell are as follows:

     1. The core concept is that directors should walk in the shoes of the Shareowners. To this end, director compensation should be primarily in stock. Also, the Company was among the first to declare substantial stock ownership requirements for directors and today has one of the most demanding standards. (see Corporate Governance Standard #12, page 6, above) The Board believes that each director's ownership stake in Campbell should be significant in relation to the director's net worth.

     2. Director compensation will be "benefit free." This is intended to avoid appearances of employee-like tenure or compromised independence that can arise, for example, from delayed vesting in pension plans. At the same time, this facilitates clear and straightforward disclosure of all compensation. Director compensation will consist solely of stock, cash, and stock options.

     3. The value of the compensation package and its components is set, after review of independent surveys and proxy statements of peer companies, to guarantee pay at the median of Campbell's Performance Peer Group (see page 21, below) and to offer a total pay opportunity ranking in the top quartile of Campbell's Performance Peer Group. The extent to which the opportunity is realized will depend on total return delivered to shareowners.

PROPOSED CHANGES

     In September, 1995, the Board of Directors voted, subject to shareowner approval, to modify director compensation as follows:

     1. Eliminate the Pension Plan for Directors.

     2. Eliminate Medical Benefits for Directors.

     3. Eliminate the annual retainer of $2,500 in cash paid to each member of a committee. Typically, a director serves on two committees which means the reduction is generally $5,000 in cash.

     4. Change the payment method for the annual Board retainer from approximately 50% cash and 50% stock to 100% stock.

     5. Target the compensation package to place total director compensation at the median of Campbell's Performance Peer Group, with opportunity for higher pay for better performance in delivering total return to Shareowners.

     6. Set the annual Board retainer at 1,200 shares of Campbell Stock, to be adjusted for stock splits. The current Board retainer is $18,000 in cash and 400 shares of Campbell Stock.

     7. Grant annually 1,000 stock options on Campbell Stock which will vest cumulatively over three years at the rate of 30%, 60% and 100%, respectively on the first three anniversaries of the grant date. Options will be adjusted for stock splits.

     The proposed changes will result in approximately 75% of total annual director compensation consisting of equity. Campbell Stock closed at $48.625 on September 18, 1995, on the New York Stock Exchange composite tape. At that price the value of the grant of 1,200 shares to each of the 14 non-employee directors would be $58,350 and the opportunity offered by 1,000 stock options (applying the Black-Scholes option pricing model, see page 14 above) is valued at approximately $15,000. The changes will serve to further align directors' economic interests with those of shareowners and are necessary to maintain a competitive director compensation package that will allow the Company to attract, motivate and retain high caliber individuals to serve as directors.

CURRENT COMPENSATION COMPARED TO PROPOSED COMPENSATION

     The following table displays all components of director compensation and compares the current director compensation and benefits package to the proposed package:

--------------------------------------------------------------------------------
                     COMPENSATION                              CURRENT              PROPOSED
------------------------------------------------------------------------------------------------
  Annual Board retainer -- Stock component..........  400 shares                 1,200 shares
                          -- Cash component.........  $18,000                    None
------------------------------------------------------------------------------------------------
  Annual Option Grant*..............................  None                       1,000 options
------------------------------------------------------------------------------------------------
  Annual Retainer for Committee Chair (does not       $4,000                     $4,000
     apply to Executive Committee)..................
------------------------------------------------------------------------------------------------
  Annual Retainer for Committee member..............  $2,500                     None
------------------------------------------------------------------------------------------------
  Board Attendance Fee (per meeting)................  $1,250                     $1,250
------------------------------------------------------------------------------------------------
  Committee Attendance Fee (per meeting)............  $1,000                     $1,000
------------------------------------------------------------------------------------------------
  BENEFITS
------------------------------------------------------------------------------------------------
  Pension...........................................  $35,700                    None
                                                      (annual pension benefit)
------------------------------------------------------------------------------------------------
  Medical Benefits..................................  $2,825                     None
                                                      (Company contribution)
------------------------------------------------------------------------------------------------

------------------
* Options are to be granted at the market price on the grant date and may not be repriced.

     The Vice Chairman or lead director (who has never been an employee of the Company) receives an additional annual retainer of $25,000 in cash. Directors have the option to elect to receive Campbell Stock instead of any cash payments. Directors who are employees (Mr. Johnson only) receive no remuneration for service as Directors. Directors are reimbursed for actual travel costs.

BENEFITS

     The Company's retirement plan for directors would be eliminated, effective January 1, 1996, under the proposal. Under the retirement plan a director who had served on the Board eight years received an annual cash benefit equal to the annual Board retainer in effect at the time the director left the Board. In calculating pension, the stock component of the Board retainer was valued as of the most recent grant date. The benefit was payable for the SHORTER of (i) his or her period of service as a non-employee director, or (ii) the remainder of his or her lifetime. Such payments could not commence prior to the director's attaining age 55. The annual pension payment for a director retiring in calendar 1995 is $35,700. If a director died before receiving payments equal to his or her period of service, the remainder of such payments was made in a lump sum to the director's named beneficiary. If the proposal is approved, the Board will liquidate the benefits current directors have accrued under the retirement plan.

     Directors have been eligible to participate in the Company's medical benefits program for active employees, if not covered by another employer's medical plan. Directors paid the same cost for coverage as a Company employee. If the proposal is approved, this benefit would end on January 1, 1996.

OTHER PROGRAMS

     Directors are covered by the Company's Business Travel Accident Insurance which provides benefits in the event of death or injury while traveling on Company business. The cost to the Company of such travel insurance is less than $1 per person. As a component of the Company's strategic plan for charitable giving, the Company matches on a $1 for $1 basis director contributions to certain qualified educational institutions up to a maximum of $5,000 annually.

PROPOSED AMENDMENT

     The proposed changes to make an outright grant of 1,200 shares of Campbell Stock for the annual Board retainer and an annual grant of 1,000 stock options requires an amendment to Section 7.1 of the Campbell Soup Company 1994 Long-Term Incentive Plan ("1994 Plan"). The amendment must be approved by shareowners. The 1994 Plan was approved by Shareowners on November 17, 1994, and Section 7.1 currently provides for an award of 400 shares on January 1 of each year to each non-employee director who is elected at the preceding Annual Meeting of Shareowners. Section 7.2 provides that shares will be proportionately adjusted to reflect stock splits and other extraordinary distribution of shares. The new director compensation package would be effective January 1, 1996. Grants of shares and options can be made under the 1994 Plan until it terminates on November 17, 2004. Shares granted to directors are not subject to forfeiture. Options vest cumulatively over three years at the rate of 30%, 60% and 100%, respectively on the first three anniversaries of the grant date. A director who is not initially elected at an Annual Meeting of Shareowners will receive a pro rata portion of the 1,200 shares and 1,000 options at the time of election. If Shareowners approve this proposal, Sections 7.1 and 7.2 of the 1994 Plan would read as follows:

          7.1 Award of Current Campbell Stock and Stock Options to Non-Employee Directors. An award of 1,200 shares of Campbell Stock and 1,000 Options (based on Company capitalization on November 16, 1995, and adjusted for any change in such capital structure pursuant to Section 7.2) shall be made on January 1, 1996, to each non-employee Director who is elected at the Annual Meeting of Shareowners on November 16, 1995. Thereafter, awards of 1,200 shares of Campbell Stock and 1,000 Options shall be made on January 1 of succeeding years to each non-employee Director who is elected at subsequent Annual Meetings of Shareowners. A non-employee Director who is not initially elected at an Annual Meeting of Shareowners shall receive a pro rata portion of 1,200 shares of Campbell Stock and 1,000 Options within 10 business days of his or her election based on the number of months remaining from date of election until the end of the calendar year divided by twelve. Any fractional shares or Options resulting from such calculation shall be rounded up to the nearest whole number. Options will vest cumulatively over three years at the rate of 30%, 60% and 100%, respectively on the first three anniversaries of the grant date. The Option Price for the Options granted each January 1, shall be the Fair Market Value of Campbell Stock on the first business day after January 1 of each year. The Option Price for the Options granted to a non-employee Director who is not initially elected at an Annual Meeting of Shareowners shall be the Fair Market Value of Campbell Stock on the effective date of his or her initial election. If such date is not a business day, then the Fair Market Value on the first business day following the effective date shall be used.

          7.2  Stock Split, Stock Dividend, or Extraordinary
     Distribution. In the event the number of shares of Campbell Stock is increased at any time after November 17, 1994, by a stock split, by declaration by the Board of a dividend payable only in shares of such stock, or by any other extraordinary distribution of shares, the number of shares and Options granted pursuant to Section 7.1 shall be proportionately adjusted.

     The Amendment to Sections 7.1 and 7.2 requires the approval by a majority of the votes cast at the meeting. The Compensation and Organization Committee's independent consultant has confirmed that the Company's compensation package for directors is comparable to that paid by companies which are competing with Campbell for candidates. The Board has reviewed competitive data and believes the proposed director compensation package is necessary to attract and motivate qualified candidates to serve on your Board.

                                     ITEM 3

                    RATIFICATION OF APPOINTMENT OF AUDITORS

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL

     The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying action of the Board, upon the recommendation of its Audit Committee, reappointing the firm of Price Waterhouse LLP ("Price Waterhouse") Certified Public Accountants, as independent accountants to make an audit of the accounts of the Company for fiscal 1996. Price Waterhouse has audited the Company's books for many years. The names of the directors serving on the Audit Committee are indicated on page 18, under the heading "Board Committees and Meeting Attendance". The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if Price Waterhouse declines to act or becomes incapable of acting, or if their employment is discontinued, the Board will appoint other accountants whose continued employment after the 1996 Annual Meeting of the Shareowners will be subject to ratification by the Shareowners.

     Representatives of Price Waterhouse will be at the 1995 Annual Meeting to make a statement if they desire to do so and to answer questions.

     For fiscal 1995 Price Waterhouse also examined the separate financial statements of certain of the Company's foreign subsidiaries and provided other audit services to the Company in connection with Securities and Exchange Commission filings, review of periodic financial statements and audits of certain employee benefit plans.

                                     ITEM 4

                         SHAREOWNER PROPOSAL REGARDING
                                 STOCK OPTIONS

     Edward C. Peterson, holding 5,600 shares, has submitted the following proposal. The Board of Directors opposes the proposal for the reasons set forth below. Adoption of the proposal would require a majority of shares voting.

RESOLVED: "It is recommended that the Board of Directors seek rewards other than stock options or stock appreciation rights for future employee incentive compensation."

REASONS: "Stock options as a form of employee compensation may appear to be something for nothing since they don't appear in the income statement, but they dilute the stockholders' equity in a significant way. Even worse, their value depends largely on the movement of the stock market, which in turn is driven ever upward by permanent cheapening of the dollar, as are the financial results of businesses. This process is quite unrelated to the progress of the individual company or to the efforts of individual employees."

"Stock ownership by employees is desirable. It should be achieved by incentive stock grants and employee stock purchase plans, not by tickets to gamble on a mostly rising stock market."

       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

     THE POSITION SET OUT IN THIS PROPOSAL WAS RESOUNDINGLY REJECTED BY SHAREOWNERS LAST YEAR. At the 1994 annual meeting, Campbell shareowners voted by an overwhelming margin (94% of the votes cast) to approve the use of stock options as part of the incentive package for key employees of Campbell Soup Company for the next ten years. Three of the five "major changes" approved by the shareowners for the Company's long-term incentive plan specifically focused on stock options as a central element of long-term compensation.

     The Compensation and Organization Committee of your Board of Directors, assisted by independent consultants, has extensively studied the use of stock options as a part of incentive compensation. The Committee concluded that stock options are not a panacea but that they have a valid role to play as one tool in a mix of incentives.

     Five considerations predominate in Campbell's decision to make use of stock options:

     -- First, stock options are highly effective in conveying a feeling of participation in the enterprise. All available evidence shows that WHEN KEY EMPLOYEES RECEIVE STOCK OPTIONS, THE EMPLOYEES' FEELING OF OWNERSHIP AND PARTICIPATION IS SIGNIFICANTLY ENHANCED in comparison with employees of businesses that do not use options.

     -- Second, stock options are a necessary part of a competitive package of executive compensation. ALL OF CAMPBELL'S U.S.-BASED COMPETITORS USE STOCK OPTIONS.

     -- Third, when key employees hold stock options, their personal wealth is directly tied to the stock price. This is especially so at Campbell, where THE TERMS OF THE STOCK OPTION PLAN PROHIBIT BELOW-MARKET GRANTS AND PROHIBIT "REPRICING." Campbell employees who hold stock options "walk in the shoes of the Shareowners" more than people who are paid only in cash.

     -- Fourth, USING STOCK OPTIONS MAKES BETTER USE OF THE COMPANY'S LIMITED
        RESOURCES while offering the promise of higher reward for higher team accomplishment.

     -- Finally, CAMPBELL LEADS AMERICAN INDUSTRY IN ITS MANDATORY STOCK
        OWNERSHIP REQUIREMENTS. These requirements encourage executives to buy and hold stock rather than behave as short-term traders. Stock options are a practical vehicle to enable key employees to buy and hold stock.

     The shareowner suggests that the Company's stock price is "quite unrelated to the progress of the individual company... ." The Board agrees that IN THE
SHORT TERM, the Company's stock price may not relate closely to the Company's performance. Stock options, however, are granted for ten-year periods. Over the long term, the correlation between the performance of a business (versus competition and versus peers) and its stock price in the public securities markets is quite high.

     The shareowner argues that stock options "dilute the stockholders' equity in a significant way." As applied to Campbell, however, the argument is totally misguided. THE COMPANY HAS A LONGSTANDING ANTI-DILUTION POLICY which requires repurchase of sufficient shares to prevent dilution. Shares outstanding are managed to stay below 250 million, subject to adjustment for stock splits or any other extraordinary distribution of shares. Over the last ten years the number of outstanding Campbell shares has decreased significantly despite annual grants of stock options.

                                     ITEM 5

                         SHAREOWNER PROPOSAL REGARDING
                           TERM LIMITS FOR DIRECTORS

     Evelyn Y. Davis, holding 200 shares, has submitted the following proposal. The Board of Directors opposes the proposal for the reasons set forth below. Adoption of the proposal would require a majority of shares voting.

RESOLVED: "That the stockholders of Campbell Soup recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years."

REASONS: "The President of the U.S.A. has a term limit, so do Governors of many states."

"Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders."

"No director should be able to feel that his or her directorship is until retirement."

"The Contract with America referred to term limits for members of Congress."

"If you AGREE, please mark your proxy FOR this resolution."

       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

     As a trendsetter in shareowner-sensitive corporate governance, Campbell Soup Company has given careful consideration to the idea of term limits for directors. The Board has concluded that although the idea of term limits may be appealing as applied to other situations, it would not be in the interests of Campbell Shareowners to adopt rigid term limits.

     In the first place, Campbell's experience teaches that MEMBERS OF OUR BOARD WHO HAVE MORE THAN SIX YEARS' SERVICE OFFER AN INVALUABLE CORE OF KNOWLEDGE of Campbell's businesses, leadership qualities, and challenges. Such individuals render distinguished service to the Shareowners, among other things as proactive leaders of key Board committees.

     Second, as applied to Campbell, THE PROPOSAL WOULD HAVE THE PERVERSE RESULT OF FORCING OFF THE BOARD THE INDIVIDUALS WHO HAVE THE LARGEST STAKE IN THE SUCCESS OF THE ENTERPRISE. The individual members of the Board, particularly those who are descendants of the founder of the Company, have a large ownership stake in the Company.

     We recognize that long service can, as intimated in the shareowner's proposal, lead to complacency. It is at least as likely, however, to provide valuable continuity, skill, and strategic insight for the business. To ensure the latter course, your Board has established an effective Governance Committee which is actively engaged in continuous improvement of the board, its processes, and the skills of directors. The full Board stands for election annually, and the Governance Committee formally reviews the full slate of candidates against written guidelines which set forth expectations for directors' conduct. The aim is for vigilance to ensure primacy of Shareowner interests.

                       SUBMISSION OF SHAREOWNER PROPOSALS

     Under the rules of the Securities and Exchange Commission now in effect, Shareowner proposals intended for inclusion in next year's Proxy Statement must be directed to the Corporate Secretary at Campbell Place, Camden, New Jersey 08103-1799, and must be received by June 10, 1996.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     At the close of business on September 18, 1995, the record date for the meeting, there were outstanding and entitled to vote 248,439,373 shares of Campbell Capital Stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting.

     PRINCIPAL SHAREOWNERS

     Information concerning the owners of more than 5% of the outstanding Campbell Capital Stock as of the record date for the meeting follows:

                                                                                       PERCENT OF
                                                          AMOUNT/NATURE OF             OUTSTANDING
                     NAME/ADDRESS                       BENEFICIAL OWNERSHIP              STOCK
------------------------------------------------------  --------------------           -----------
Bennett Dorrance......................................       26,283,636(1)                 10.6%
DMB Associates,
4201 North 24th Street
Phoenix, AZ 85016
John T. Dorrance, III.................................         26,128,784                  10.5%
N7776 Lyford Cay
Nassau, N.P. Bahamas
Mary Alice Malone.....................................       27,058,014(2)                 10.9%
Iron Spring
Farm, R.D. #3,
Coatesville, PA 19320
Dorrance H. Hamilton, Charles H. Mott and
John A. van Beuren, Voting Trustees under the Major
Stockholders' Voting Trust dated as of June 2, 1990
("Voting Trust") and related persons..................       31,826,682(3)                 12.8%
25 Enterprise Center,
Suite 103, East Main Road,
Middletown, RI 02842.(5)

---------------
(1) A director nominee. See note (c) on page 4.

(2) A director nominee. See note (f) on page 5.

(3) Mr. Mott is a director nominee. See note (g) on page 5. Includes 31,407,650 shares (12.6% of the outstanding shares) held by the Voting Trustees with sole voting power and 419,032 shares held by participants outside the Voting Trust or by persons related to them, for a total of 31,826,682 shares (12.8% of the outstanding shares). Includes 14,697,377 shares (5.9% of the outstanding shares) with sole dispositive power and 875,000 shares with shared dispositive power held by Dorrance H. Hamilton, 200 Eagle Road, Suite 316, Wayne, PA 19087. Also includes 1,234,458 shares with shared dispositive power held by Samuel M. V. Hamilton, Mrs. Hamilton's husband. Also includes 13,718,464 shares (5.5% of the outstanding shares) with sole dispositive power and 243,784 shares with shared dispositive power held by Hope H. van Beuren, wife of John A. van Beuren, 25 Enterprise Center, Suite 103, East Main Road, Middletown, RI 02842. Mr. van Beuren also has shared dispositive power over the same 243,784 shares. Also includes 1,005,384 shares held by

    Mr. van Beuren with shared dispositive power. Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees including the right to withdraw these shares prior to any annual or special meeting of the Company's Shareowners. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of sale can be used. The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late Dr. John T. Dorrance, Sr. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company's business, in order to obtain their objective of maximizing the value of their shares.

    The Trustees will act for participants in communications with the Company's Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(5) Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Trustees whose decision must be approved by at least two Trustees if there are three Trustees then acting. In the event of a disagreement among the Trustees designated by the family groups participating in the Voting Trust, the shares of the minority may be withdrawn. The Voting Trust continues for ten years from June 2, 1990, unless it is sooner terminated or extended.

     The foregoing information relating to Shareowners is based upon the Company's stock records and data supplied to the Company by the holders as of the record date for the meeting.

                 COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

     The Company believes that during the preceding year its executive officers and directors have complied with all Section 16 filing requirements with the exception of two late reports. Brenda E. Edgerton, Vice President, did not report until her year-end report on Form 5, transactions involving a loan and intra-plan transfers in the Company's 401(k) plan of 126 shares. On February 8, 1995, John T. Dorrance, III reported in a late Form 4 filing that on March 31, 1994, his spouse bought 100 shares.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors' proxy to vote on such matters in accordance with his best judgment.

                       PROXIES AND VOTING AT THE MEETING

     This statement and the accompanying proxy card are being mailed beginning approximately on October 6, 1995, for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareowners of Campbell Soup Company called to be held on November 16, 1995. The mailing address of the Company's World Headquarters is Campbell Place, Camden, New Jersey 08103-1799.

     Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by Shareowners will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

     This solicitation of proxies is made on behalf of the Board of Directors of the Company with authorization of the Board, and the Company will bear the cost. Copies of proxy solicitation material will be mailed to Shareowners, and employees of the Company may communicate with Shareowners to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

     When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under the Company's Dividend Reinvestment Plan, will be voted by the person named as the directors' proxy in accordance with each Shareowner's directions. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees, the Campbell Soup Company Savings and 401(k) Plan for Hourly-Paid Employees, the Campbell Soup Company Employee Savings and Stock Bonus Plan, and the Campbell Soup Company Ltd Employee Savings and Stock Bonus Plan. If participants in these Plans are also Shareowners of record under the same account information, they will receive a single proxy which represents all shares. If the account information is different, then the participants will receive separate proxies.

     Shareowners are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors (or, in the case of participants in the Plans referred to above, may be voted at the discretion of the applicable Trustee).

     A Shareowner giving a proxy may revoke it by notifying the Corporate Secretary in writing any time before it is voted. If a Shareowner wishes to give a proxy to someone other than the directors' proxy, all three names appearing on the enclosed proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the Shareowner.

     Each Shareowner who plans to attend the meeting in person is requested to so indicate in the space provided on the proxy card. The Company will then be able to mail an admission card to the Shareowner in advance of the meeting. Shareowners who do not have admission cards will need to register at the door.

                    INFORMATION ABOUT ATTENDING THE MEETING

     The Annual Meeting of Shareowners will be held this year in the Blockbuster-Sony Entertainment Centre at the Waterfront (E-Centre), 1 Harbour Boulevard, Camden, New Jersey. A map showing the meeting location and written directions appear at the back of this booklet.

     Free van service will be provided from the Amtrak Passenger Station at 30th and Market Streets in Philadelphia to the E-Centre for those Shareowners arriving by train. The vans will leave the Amtrak Passenger Station (east side exit near the War Memorial) at ten minute intervals between 9:15 a.m. and 9:45 a.m. and return following the Annual Meeting.

     To obtain an admission ticket by mail in advance and avoid registration lines at the door, simply indicate that you plan to attend the meeting by marking the appropriate box on the proxy card and return it in the envelope provided. If you plan to use the van service, you should also mark that box on the proxy card. If you do not wish to send the proxy card, you may obtain an admission card and use the van service by sending a written request in the envelope. Shareowners who do not have admission cards will need to register at the door.

     IF YOU DO NOT OWN SHARES IN YOUR OWN NAME, YOU SHOULD HAVE YOUR BROKER OR AGENT IN WHOSE NAME THE SHARES ARE REGISTERED CALL (609) 342-6122, FAX (609) 342-3889, OR WRITE TO THE OFFICE OF THE CORPORATE SECRETARY AT CAMPBELL PLACE, CAMDEN, NJ, 08103-1799 TO REQUEST A TICKET BEFORE NOVEMBER 4, 1995. OTHERWISE YOU MUST BRING PROOF OF OWNERSHIP (E.G. BROKER'S STATEMENT) IN ORDER TO BE ADMITTED DURING THE DAY OF THE MEETING.

     We cannot issue admission tickets to guests of Shareowners because there is only enough seating capacity for the large number of Shareowners who attend the meeting. Please note that the doors to the meeting room at the E-Centre will not be open for admission until 9:30 a.m.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE FILL OUT, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                          By order of the Board of Directors,

                                           /s/ JOHN J. FUREY

                                               John J. Furey
                                            Corporate Secretary

Camden, New Jersey
October 6, 1995

     NOTE: Shareowners may receive a copy of the Company's annual Form 10-K report, without charge, by writing to Investor Relations, Campbell Soup Company, Campbell Place, Camden, NJ 08103-1799 or by calling 1-800-909-SOUP.

                           DIRECTIONS TO BLOCKBUSTER

                           SONY ENTERTAINMENT CENTRE

FROM BEN FRANKLIN BRIDGE:

Take Rte. 676 to Exit 5B -- Market Street. Follow the Star* along Market Street to Delaware Avenue and turn left. The parking lots for the Entertainment Center will be on your left across from the Entertainment Centre.

FROM THE WALT WHITMAN BRIDGE:

Take the first exit, Rte. 676 North, down to exit 5A (Mickle Blvd.). Follow the Star* along Mickle Boulevard to the Entertainment Centre.

FROM RTE. 295:

Take Rte. 295, North or South, to Rte. 42 North. Follow 42 North to Rte. 676 and take exit 5A (Mickle Blvd.). Follow the Star* to the Entertainment Centre.

FROM TACONY PALMYRA BRIDGE (VIA 130 SOUTH AND RTE. 30 ADMIRAL WILSON BLVD.):

Stay on 73 South after crossing the bridge. Exit onto Rte. 130 South and go to the traffic circle (Airport Circle). Pick up Rte. 30 (Admiral Wilson Blvd.) and take the exit for Campbell Place. Follow this exit around to Mickle Boulevard and look for the Star* to the Entertainment Centre.

FROM BETSY ROSS BRIDGE:

Take the exit for 130 South and follow directions from Admiral Wilson Blvd.
above.

FROM THE NEW JERSEY TURNPIKE:

Take Exit 4 from the Turnpike and exit onto Rte. 73 North. Drive 1/2 mile to Rte. 295 South. Follow signs to Rte. 676 North. Stay on Rte. 676 to Exit 5A (Mickle Blvd.) Follow the Star* to the Entertainment Centre.

FROM THE ATLANTIC CITY EXPRESSWAY:

Follow the signs to Rte. 676 North along the Expressway and Rte. 42 North. Take Exit 5A (Mickle Blvd.) off of Rte. 676 and follow the Star* to the Entertainment Centre.

FROM THE GARDEN STATE PARKWAY:

IN SOUTH JERSEY, take the Garden State Parkway to the Atlantic City Expressway, and follow directions from the Atlantic City Expressway.

FROM NORTH JERSEY, take the Parkway to Rte. 195 West to the New Jersey Turnpike. Take Exit 4 from the NJ Turnpike to Rte. 73 North. Drive 1/2 mile to Rte. 295 South. Follow signs to Rte. 676 North. Take Rte. 676 to Exit 5A (Mickle Blvd.). Follow the Star* along Mickle Blvd. to the Entertainment Centre.

FROM DELAWARE AND POINTS SOUTH:

Due to construction on the Walt Whitman Bridge, the Delaware River Port Authority recommends using Rte. 95 North to the Commodore Barry Bridge. Take Rte. 295 North to Rte. 42 to Rte. 676. Follow Rte. 676 North to Exit 5A (Mickle Blvd.). Then follow the Star* along Mickle Blvd. to the Entertainment Centre.

                      (This page intentionally left blank)

                       BLOCKBUSTER - SONY ENTERTAINMENT
                           CENTRE AT THE WATERFRONT
            1 Harbour Boulevard, Camden, N.J. 08102 (609) 365-1300






                                    [MAP]





(On the printed version of the Proxy Statement is a map showing directions to the Blockbuster - Sony Entertainment Centre at the Waterfront in Camden, New Jersey.)

                            CAMPBELL SOUP COMPANY



         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING ON NOVEMBER 16, 1995

PROXY

The undersigned hereby appoints David W. Johnson, or, in his absence, John M. Coleman, or, in the absence of both of them, John J. Furey, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, including any shares held under the Dividend Reinvestment Plan, at the Annual Meeting of Shareowners of Campbell Soup Company to be held at the Blockbuster-Sony Music Entertainment Centre at the Waterfront, 1 Harbour Boulevard, Camden, New Jersey, at 10:30 a.m. and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in one of the Campbell Soup Company Savings and 401(k) Plans or in the Campbel Soup Company Employee Savings and Stock Bonus Plan or in the Campbell Soup Company Ltd Employee Savings and Stock Bonus Plan (any of such plans, a "Savings Plan"), then the undersigned hereby directs the respective trustee of the applicable Savings Plan to vote all shares of Campbell Soup Company Capital Stock in the undersigned's Savings Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.


                                                                                         (Change of Address/Comments)
1.  ELECTION OF DIRECTORS                                                        -----------------------------------------------
Nominees:  Alva A. App, Edmund M. Carpenter, Bennett Dorrance, Thomas W.
Field, Jr., David W. Johnson, David K.P. Li, Philip E. Lippincott, Mary Alice    -----------------------------------------------
Malone, Charles H. Mott, Ralph A. Pfeiffer, Jr., George M. Sherman, Donald M.
Stewart, George Strawbridge, Jr., Robert J. Vlasic and Charlotte C. Weber.       -----------------------------------------------
Directors recommend a vote FOR
                                                                                 -----------------------------------------------
                                                                                 (If you have written in the above space, please
                                                                                 mark the corresponding box on the reverse side
                                                                                 of the card)

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. PLEASE RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
                                                                  SEE REVERSE
                                                                      SIDE







                             CAMPBELL SOUP COMPANY


                        ANNUAL MEETING OF SHAREOWNERS

                               NOVEMBER 16, 1995

                                  10:30 A.M.

                      BLOCKBUSTER-SONY ENTERTAINMENT CENTRE

                               AT THE WATERFRONT

                              1 HARBOUR BOULEVARD

                                  CAMDEN, NJ

/X/     PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.

        YOUR SHARES WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS (OR, IN THE CASE OF SHARES HELD IN A SAVINGS PLAN, WILL BE VOTED AT THE DISCRETION OF THE TRUSTEE) UNLESS YOU OTHERWISE INDICATE IN WHICH CASE THEY WILL BE VOTED
AS MARKED.


THE BOARD RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.                        THE BOARD RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.
                            FOR              WITHHELD                                                 FOR      AGAINST       ABSTAIN

1. Election of                                                            4.  Shareowner Proposal:   /  /      /  /          /  /
   Directors               /  /                /  /                           Stock Options
   (see reverse)
                                                                          5.  Shareowner Proposal:   /  /      /  /          /  /
                                                                              Term Limits for
                                                                              Directors

FOR, except vote withheld from the following nominee(s):

----------------------------------------------

                                       FOR      AGAINST       ABSTAIN
2. Amend the 1994 Long-Term
   Incentive Plan:                    /  /        /  /        /  /
   Director Compensation

3. Ratification of Appointment
   of Auditors                        /  /        /  /        /  /


MARK THIS BOX TO                  Mark this box if                  Change of
OBTAIN A TICKET OF   /  /         you plan to use    /  /           address: Mark          /  /
ADMISSION TO THE                  the van service.                  this box and see
MEEITNG.                                                            the reverse side.


NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                                            -----------------------------------

                                            -----------------------------------
                                            SIGNATURE(S)             DATE


                            ]FOLD AND DETACH HERE[






                   [TWO PICTURES OF A COOKBOOK APPEAR HERE.]